Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JARDEN CORPORATION

(Under Section 242 of the General Corporation Law)

Jarden Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The name of the Corporation is Jarden Corporation.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on December 11, 2001, under the name of “Alltrista Reincorporation Mergersub, Inc.,” and the original certificate of incorporation was restated on December 18, 2001 (the “Restated Certificate of Incorporation”), and amendments to the Restated Certificate of Incorporation were subsequently duly filed and recorded.

3. The Restated Certificate of Incorporation is hereby amended by striking out Section A(1) of Article IV thereof and substituting in lieu of said Section A(1) of Article IV the following new Section A(1) of Article IV:

“The total number of authorized shares of capital stock of this Corporation shall be 505,000,000 shares, divided as follows: (i) 500,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 250,000 shall be designated as “Series A Junior Participating Preferred Stock”.”

4. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective upon filing.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation, to be executed by its officer this 5th day of June, 2015.

By:	/s/ John E. Capps
Name:	John E. Capps
Title:	Executive Vice President - Administration, General Counsel and Secretary